UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2014

BIOAMBER INC.

(Exact name of registrant as specified in charter)

Delaware	001-35905	98-0601045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Rene Levesque West, Suite 4110 Montreal, Quebec, Canada H3B 4W8	3850 Lane North, Suite 180 Plymouth, Minnesota 55447

(Address of principal executive offices)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Recent Developments

On July 15, 2014, BioAmber Inc. (the “Company”) filed a preliminary prospectus supplement to the base prospectus included in the Company’s shelf registration statement on Form S-3 (No. 333-196470), filed with the SEC on June 2, 2014. The preliminary prospectus supplement describes certain recent developments, which are set forth below.

The information in this Current Report on Form 8-K furnished under this Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Furthermore, the information in this Current Report on Form 8-K furnished under this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Comerica, Export Development Canada, and Farm Credit Canada Senior Secured Term Loan

On June 20, 2014, our BioAmber Sarnia joint venture signed a loan agreement with a financial consortium, comprised of Export Development Canada, Farm Credit Canada and Comerica Bank, for a senior secured loan in the principal amount of CAD$20.0 million. The loan will bear interest at a floating interest rate per annum based on the greater of (i) the Canadian prime rate and (ii) the Canadian dealer offered rate plus 1%, in either case plus an interest spread of 5%. There will be an initial interest-only period from draw down of the term loan until the first payment of principal. The loan’s principal will be repaid in 26 equal, quarterly installments beginning three months after the completion of the commissioning and start-up phase of the Sarnia plant, but at the latest on June 30, 2015. The disbursement of the loan, net of a 2.5% upfront loan fee which is due and payable 30 days after the date of the agreement, is subject to customary conditions, including continued progress on the construction of the Sarnia plant, which are expected to be met in or around December 2014. Until drawdown of the CAD$20.0 million term loan, BioAmber Sarnia will pay a 1.0% per annum commitment fee on the undrawn amount. BioAmber Sarnia may prepay all or a portion of the loan outstanding from and after the date of the first principal repayment, without penalty. BioAmber Sarnia’s obligations under the loan are secured by (i) a security interest on all of BioAmber Sarnia’s assets and (ii) a pledge of all the shares of BioAmber Sarnia. In addition, we will provide the lenders with a guarantee representing 70% of the secured obligations under the loan, and Mitsui & Co., Ltd. will provide a guarantee representing 30% of the secured obligations under the loan that is capped at CAD$6.0 million plus all accrued interest on the secured obligations and fees and expenses. The proceeds of the loan will be used by BioAmber Sarnia to complete the ongoing construction of the Sarnia Plant and fund its startup and commissioning. The loan agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including in connection with the disbursement of the loan. The financial covenants require BioAmber Sarnia to maintain a minimum debt service ratio of 1.75 on a historical basis, at the end of any and each quarter during the term of the loan. The agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency. If an event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the loan may become due and payable immediately.

Additional SDTC Grant

On July 2, 2014, we announced that our BioAmber Sarnia subsidiary had secured a CAD$7.0 million increase in the initial grant of CAD$7.5 million from Sustainable Development Technology Canada (SDTC) pursuant to a contribution agreement dated November 29, 2011. This grant, now totaling CAD$14.5 million, is and will be used to support the ongoing construction of the Sarnia Plant.

Vinmar Master Product Offtake Agreement

On July 3, 2014, we signed a master product offtake agreement with Vinmar International, Ltd. having three components. The first component is Vinmar committing to purchase and BioAmber Sarnia committing to sell 10,000 metric tons of succinic acid per year produced by the 30,000 ton per year plant that is currently under construction in Sarnia, Canada, during a 15-year period commencing upon the completion of the commissioning and start-up phase of the plant. The second component is the broadening of the scope of our previously announced 100,000 metric ton per year 1,4 BDO plant, which we currently plan to start up in late 2017, by expanding the production of this second plant to include 70,000 metric tons of bio-based succinic acid, of which Vinmar has committed to purchase and we have committed to sell a minimum of 50,000 metric tons for a period of 15 years from this second plant’s start-up date. The third component involves a third plant producing 200,000 metric tons of bio-based succinic acid per year, which we currently plan to start up in late 2020, and Vinmar’s commitment to purchase and our commitment to sell a minimum of 150,000 metric tons of this plant’s production for a period of 15 years from this third plant’s start-up date. Vinmar also has the option to secure additional bio-succinic acid tonnage under the agreement if we have not committed the remaining volume of either the second or the third plant at the time their respective financing is secured. Vinmar plans to make a 10% or greater equity investment in each of the expanded second plant and the third plant. Both Vinmar’s and our obligations in connection with each of the second and third plants are subject to their respective financing, construction and commissioning. As with our January 2014 agreement with Vinmar, though this agreement is binding, our inability to finance and construct either the second or third plant would relieve Vinmar of its obligation to purchase products from that plant under the terms of this agreement.

Other Updates

Our cash on hand is expected to be approximately $54 million at June 30, 2014. The Sarnia facility continues to be on budget and is expected to be mechanically complete by early 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAMBER INC.

Date: July 15, 2014	By:	/s/ Andrew Ashworth
Andrew Ashworth, Chief Financial Officer

4